Exhibit 8.1







                                                              November 14, 1996








American Radio Systems Corporation
116 Huntington Avenue
Boston, Massachusetts  02116

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the transactions referred to below. This opinion is delivered in connection with (i) the Agreement and Plan of Merger, dated as of August 5, 1996, as amended, by and among American Radio Systems Corporation, a Delaware corporation ("American"), American Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of American ("American Subsidiary") and EZ Communications, Inc., a Virginia Corporation ("EZ"), which agreement, as amended, and all other agreements contemplated thereby, are collectively referred to herein as the "Merger Agreement." Capitalized terms used herein shall have the same meanings they have in the Merger Agreement, except as otherwise defined herein, and "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Facts. The Merger Agreement provides that at the Effective Time EZ will be merged with and into American; provided, however, that if the Board of Directors of American determines that the consent of the holders of the 9 3/4% Senior Subordinated Notes due 2005 of EZ (the "EZ Notes") cannot be obtained on terms satisfactory to American, EZ shall be merged with and into American Subsidiary (such merger, whether into American or American Subsidiary, the "Merger"). At the Effective Time, the separate corporate existence of EZ shall cease, and American or American Subsidiary, as applicable, shall continue as the surviving corporation (the "Surviving Corporation"), and shall succeed to and assume all of the rights, properties, liabilities and obligations of EZ. Pursuant to the Merger Agreement, at the Effective Time:



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American Radio Systems Corporation
November 14, 1996
Page 2


                  (a) Each share of 7% Convertible Exchangeable Preferred Stock,
         par  value  $.01  per  share,   of  American   issued  and  outstanding
         immediately prior to the Effective Time shall remain outstanding.

                  (b) Each share of Common Stock, par value $.01 per share, of American issued and outstanding immediately prior to the Effective Time shall remain outstanding.

                  (c) Each share of Class A Common Stock, par value $.01 per share, and each share of Class B Common Stock, par value $.01 per share, of EZ issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive $11.75 in cash and nine-tenths (0.9) of a share of Class A Common Stock, par value $.01 per share, of American.

                  (d) Each share of EZ Common Stock owned by American or any of its Subsidiaries immediately prior to the Effective Time shall be canceled.

                  (e) If the Merger is into American Subsidiary, each share of common stock, par value $.01 per share, of American Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $.01 per share, of the Surviving Corporation.

         For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and, if the Merger is into American Subsidiary, Section 368(a)(2)(D) of the Code.

         Assumptions. In rendering our opinions, we have with your permission made the following assumptions, and we have further assumed that the Merger will be consummated pursuant to the terms of and in accordance with the Merger Agreement.

         A. The fair market value of the American stock and other consideration received by each EZ shareholder in the Merger will be approximately equal to the fair market value of the EZ stock surrendered in exchange therefor.

         B. There is no plan or intention by the stockholders of EZ who own, directly or indirectly, a five percent (5%) or greater interest (by value) in EZ, and to the best of the knowledge of the management of EZ there is no plan or intention on the part of the remaining EZ shareholders, to sell, exchange or otherwise dispose of a number of shares of American stock received in the Merger that would reduce the EZ shareholders' ownership of American stock to a number of shares having a value, as of the date of the Merger, which is less than fifty percent (50%) of the value of all of the formerly outstanding stock of EZ as of the same date. For purposes of this assumption, shares of EZ stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of American stock will be treated as outstanding EZ stock on the date of the Merger. Moreover,


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American Radio Systems Corporation
November 14, 1996
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shares of EZ stock and  shares of  American  stock held by EZ  shareholders  and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

         C. If EZ merges into American Subsidiary, following the Merger American Subsidiary will hold at least ninety percent (90%) of the fair market value of the net assets of EZ and at least seventy percent (70%) of the fair market value of the gross assets of EZ held immediately prior to the Effective Time. For purposes of this representation, amounts paid by EZ to dissenters, amounts paid by EZ to stockholders who receive cash or other property, amounts used by EZ to pay reorganization expenses, and all redemptions and distributions made by EZ immediately preceding the Merger (except for regular, normal dividends) are included as assets of EZ immediately prior to the Effective Time. Moreover, liabilities of EZ to pay reorganization expenses are excluded from the computation of the fair market value of its net assets immediately prior to the Effective Time.

         D. American is in control of American Subsidiary and will be in control of American Subsidiary at the Effective Time.

         E. American Subsidiary has no plan or intention to issue additional shares of stock that would result in American losing control of American Subsidiary.

         F. American Subsidiary has no plan or intention to issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in American Subsidiary that, if exercised or converted, would result in American losing control of American Subsidiary.

         G. If EZ merges into American Subsidiary, American has no plan or intention to liquidate American Subsidiary, to merge American Subsidiary with or into another corporation, or to sell or otherwise dispose of any of the stock of American Subsidiary, unless tax counsel to American, and Hunton & Williams, have advised that such liquidation, merger or other disposition will not adversely affect the qualification of the merger as a tax-free reorganization under
Section 368(a) of the Code.

         H. No stock of American Subsidiary will be issued in the Merger.

         I. American has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

         J. No share of EZ common stock has been or will be redeemed in anticipation of the Merger, and EZ has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

         K. American and American Subsidiary have no plan or intention to sell or otherwise dispose of any of the assets of EZ acquired in the Merger, except for dispositions


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American Radio Systems Corporation
November 14, 1996
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made in the  ordinary  course of  business  or  transfers  described  in Section
368(a)(2)(C) of the Code.

         L. The liabilities of EZ assumed by American or American Subsidiary, as the case may be, in the Merger, and the liabilities to which the assets of EZ transferred in the Merger are subject, were incurred by EZ in the ordinary course of its business.

         M. Following the Merger, American or American Subsidiary, as the case may be, will continue the historic business of EZ or use a significant portion of EZ's historic business assets in a business.

         N. American, American Subsidiary, EZ and the shareholders of EZ will pay their respective expenses, if any, incurred in connection with the Merger, except that all filing fees and all transfer and other taxes incurred by American and EZ will be shared equally by American and EZ.

         O. There is no intercorporate indebtedness existing between or among any of American, American Subsidiary or EZ that was issued, acquired, or will be settled at a discount, provided, however, that prior to the Effective Time American may acquire, in market transactions or otherwise, some or all of the EZ Notes.

         P. None of American, American Subsidiary or EZ is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         Q.  None  of  American,   American   Subsidiary  or  EZ  is  under  the
jurisdiction  of a court in a Title 11 or similar  case  within  the  meaning of
Section 368(a)(3)(A) of the Code.

         R. The fair market value of the assets of EZ transferred to American or American Subsidiary, as the case may be, in the Merger will equal or exceed the sum of the liabilities assumed by American plus the amount of liabilities, if any, to which the transferred assets are subject.

         S. The payment of cash in lieu of fractional shares of American stock is solely for the purpose of avoiding the expense and inconvenience to American of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the EZ shareholders, instead of issuing fractional shares of American stock, will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the EZ shareholders in exchange for their shares of EZ stock. The fractional share interests of each EZ shareholder will be aggregated, and no EZ shareholder will receive cash in an amount equal to or greater than the value of one full share of American stock.

         T. No consideration for the Merger has been or will be provided by American to EZ or to the shareholders of EZ other than as expressly provided for in the Merger


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American Radio Systems Corporation
November 14, 1996
Page 5


Agreement.

         U. None of the compensation received by any shareholder-employees of EZ will be separate consideration for, or allocable to, any of their shares of EZ stock; none of the shares of American stock received by any shareholder-employees of EZ will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of EZ will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         Opinions. Based on the foregoing facts and assumptions and assuming the accuracy thereof, we are of the opinion that for federal income tax purposes:

         1. The Merger will  constitute a  reorganization  within the meaning of
Section 368(a) of the Code. American and EZ will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. EZ will recognize no gain or loss on the transfer of its assets to American or American Subsidiary, as the case may be, in the Merger. Sections 357 and 361 of the Code.

         3. American or American Subsidiary, as the case may be, will recognize no gain or loss on the receipt of EZ's assets in the Merger. Section 1032 of the Code.

         4. The basis of EZ's assets in the hands of American or American Subsidiary, as the case may be, immediately after the Merger will be the same as the basis of such assets in the hands of EZ immediately prior to the Merger.
Section 362 of the Code.

         5. No gain or loss will be recognized by an American shareholder on his American stock as a result of the Merger, and such shareholder's tax basis and holding period in his American stock will be the same following the Merger as they were preceding.

         No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above. In particular, we express no opinion as to the tax consequences of any acquisition by American of all or any of the EZ Notes, or with respect to the state or local tax treatment of the Merger.

         Miscellaneous. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.



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American Radio Systems Corporation
November 14, 1996
Page 6

         This  opinion is not  intended to  constitute  the opinion  required by
Section 7.2(g) of the Merger Agreement, which opinion will be delivered at the Effective Time and be based upon executed representations made at the Effective Time by American, American Subsidiary, EZ and certain EZ shareholders.

         We hereby consent to the filing of this opinion as an exhibit to American's registration statement on Form S-4 (the "Registration Statement") relating to its issuance of 8,722,848 shares of its Class A Common Stock, $.01 par value per share, pursuant to the Merger Agreement and to the reference to our firm made in the Registration Statement under the caption "Legal Matters". The Registration Statement will be filed with the Commission pursuant to Rule 462(b) of the Securities Act. It incorporates by reference the registration statement on Form S-4 (File No. 333-15231) which we have been advised has been declared effective by the Commission on November 1, 1996 (the "Original Registration Statement"). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                                    Very truly yours,


                                                    /s/ Sullivan & Worcester LLP
                                                    SULLIVAN & WORCESTER LLP